Exhibit 99.1

PRESS RELEASE

Radyne ComStream Announces First Quarter 2003 Earnings

PHOENIX, AZ – May 7, 2003 — Radyne ComStream Inc. (Nasdaq: RADN; Warrants: RADNW), today reported a net loss of $1.4 million, or $0.09 per fully diluted share, for its fiscal first quarter ended March 31, 2003 compared to a net loss of $0.3 million, or $0.02 per fully diluted share for the same quarter of 2002. Net sales for first quarter 2003 were $10.9 million, down 28% compared to first quarter 2002 net sales of $15.2 million and down 21% compared to last quarter. Bookings were $11.0 million for the quarter, resulting in a backlog of $13.6 million at March 31, 2003.

Earnings for first quarter 2003 were negatively impacted by lower gross margins, partially offset by lower operating expenses compared to first quarter 2002. Gross margins decreased to 34% of net sales compared to about 40% for last quarter and the same quarter of 2002, as a result of fewer sales to absorb production overhead costs and approximately $550,000 of inventory write-downs. The inventory write-downs consisted primarily of parts considered obsolete due to engineering changes made to improve product performance and reliability, and parts considered excessive in amount due to lower than expected sales of IPSAT products. Operating expenses have decreased 19% since first quarter 2002 due to cost cutting efforts implemented during the economic downturn.

“U.S. capital spending was down for the eighth consecutive quarter, the longest stretch of declines in over 20 years,” commented Bob Fitting, CEO. “We believe equipment purchases have been seriously delayed due to the uncertainty associated with the war in Iraq. One bright spot for satellite equipment market has been the military sector. In the meantime, our balance sheet remains strong, our cash is up another $4 million to over $20 million, giving us the ability to make an all cash tender offer for Wegener Corporation, a provider of digital video, audio and broadcast data systems to the cable television and broadcast network markets, with about $20 million in annual sales. It’s an excellent strategic fit, with complimentary products and distribution networks and an opportunity to grow and create shareholder value through synergies and cost savings of combining the two companies.”

On April 21, 2003, Radyne ComStream Inc. announced a cash tender offer for all of the outstanding common stock of Wegener Corporation (Nasdaq: WGNR) for $1.55 per share, for a total purchase price estimated to be $19-20 million. Radyne has sufficient cash balances in place today to purchase all of Wegener’s common stock, therefore, there is no financing contingency to the offer. Apart from standard offer conditions, the only major condition is that Radyne obtain at least 51% of the outstanding common stock by the May 21, 2003 expiration date. The acquisition is expected to be accretive to Radyne’s earnings per share.

Radyne will be holding a conference call on Thursday, May 8, 2003 at 2:00 p.m. EDT to discuss its first quarter 2003 financial results and operational highlights. The call is open to the public. The domestic dial in number is 1-800-374-2563 and the international dial in number is 706-643-1696. It will also be accessible via the Internet at www.radn.com and www.vcall.com. For those unable to participate at the designated time, a replay will be available for 30 days following the call at both of these locations.

About Radyne ComStream

Radyne ComStream designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, microwave and cable communication networks. The company, through the Tiernan subsidiary (www.tiernan.com), is a supplier of HDTV and SDTV encoding and transmission equipment. The Armer subsidiary (www.armercom.com) provides innovative solutions for the integration and installation of turnkey communications systems. The company has offices in the U.S. located in Phoenix, San Diego and Boca Raton, and internationally in Singapore, Beijing, Jakarta and London. The company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information visit our web site at www.radn.com.

Contact: Rich Johnson, Chief Financial Officer, Radyne ComStream, 602.437.9620

Safe Harbor Paragraph for Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”) and Radyne ComStream claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: (i) the Company’s belief that sales have been adversely effected by the war in Iraq; and (ii) the Company’s assertion that a potential business combination involving Wagener Corporation will fuel growth, be accretive to earnings and create shareholder value.

Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Radyne ComStream and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect Radyne ComStream’s results and cause them to materially differ from those contained in the forward-looking statements contained herein include, without limitation: (i) the failure of the Company to increase sales in the post-war period; and (ii) Radyne ComStream’s inability to consummate a business transaction with Wegener Corporation or inability to effectively integrate the operations of Wegener with Radyne ComStream.

Other factors that may affect forward-looking statements and the Company’s business generally include but are not limited to:

•	Prospects of the international markets and global economy given that Radyne ComStream depends heavily on international sales.

•	A downturn in the evolving telecommunications and Internet industries.

•	Risk factors and cautionary statements made in Radyne ComStream’s Annual Report on Form 10-K for the period ended December 31, 2002.

•	The effect that acts of international terrorism may have on Radyne ComStream’s ability to ship products abroad.

•	Other factors that Radyne ComStream is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. Radyne ComStream does not undertake and specifically declines any obligation to update any forward-looking statements.

Financial Statements follow.

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Radyne ComStream Inc.

Consolidated Balance Sheets

Assets	Mar. 31, 2003	Dec. 31, 2002

Current assets:
Cash and cash equivalents	$20,466,093	$16,229,558
Accounts receivable — trade, net of allowance for doubtful accounts of $398,545, and $338,904, respectively	6,619,222	10,517,340
Inventories, net	10,573,783	10,654,601
Prepaid expenses and other assets	342,717	567,352
Deferred tax assets	2,552,549	2,552,549

Total current assets	40,554,364	40,521,400
Property and equipment, net	3,248,163	3,692,842
Deposits and other intangibles	175,171	192,530

	$43,977,698	$44,406,772

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of obligations under capital leases	$19,666	$37,808
Accounts payable, trade	2,412,054	1,880,207
Accrued expenses	3,996,144	3,899,676
Customer advance payments	1,136,010	707,398

Total current liabilities	7,563,874	6,525,089
Deferred rent	57,478	72,264
Obligations under capital leases, excluding current installments	14,946	19,861
Accrued stock option compensation	501,073	501,073

Total liabilities	8,137,371	7,118,287

Commitments and contingent liabilities
Stockholders’ equity:
Common stock; $.001 par value — authorized, 20,000,000 shares; issued and outstanding,15,308,832 shares	15,309	15,309
Additional paid-in capital	50,921,603	50,921,603
Accumulated deficit	(15,073,643)	(13,625,485)
Accumulated other comprehensive income (loss)	(22,942)	(22,942)

Total stockholders’ equity	35,840,327	37,288,485

	$43,977,698	$44,406,772

Radyne ComStream Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,

	2003	2002

Net sales	$10,879,902	$15,193,637
Cost of sales	7,214,037	9,124,971

Gross profit	3,665,865	6,068,666

Operating expenses:
Selling, general and administrative	3,451,396	3,578,666
Research and development	1,716,972	2,819,060

Total operating expenses	5,168,368	6,397,726

Earnings (loss) from operations	(1,502,503)	(329,060)
Other (income) expense:
Interest expense	8,033	13,307
Interest and other income	(62,378)	(38,280)

Earnings (loss) before income taxes	(1,448,158)	(304,087)
Income taxes (benefit)	—	—

Net earnings (loss)	$(1,448,158)	$(304,087)

Earnings (loss) per share:
Basic	$(0.09)	$(0.02)

Diluted	$(0.09)	$(0.02)

Weighted average number of common shares outstanding:
Basic	15,308,832	15,093,103

Diluted	15,308,832	15,093,103

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